CONFIDENTIAL — FINAL — 1/18/2006 11:00 AM

MEDIA CONTACT:	INVESTOR CONTACT:
Connie Pautz	Darlene Polzin
Corporate Communications Director	Investor Relations Director
Hutchinson Technology	Hutchinson Technology
320-587-1823	320-587-1605
HUTCHINSON TECHNOLOGY FIRST QUARTER NET EARNINGS TOTAL
$6.0 MILLION, $0.22 PER SHARE, ON 27 PERCENT SALES GROWTH
Compared with Fiscal 2005 Fourth Quarter, Suspension Assembly Shipments Up 18%
HUTCHINSON, Minn., Jan. 18, 2006 -— Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) today reported net income of $6,046,000, or $0.22 per diluted share, on net sales of $184,627,000 for its fiscal 2006 first quarter ended December 25, 2005. The company’s fiscal 2006 first quarter results include non-cash stock-based compensation expenses of approximately $0.02 per diluted share resulting from its adoption in the quarter of the new accounting standard for stock-based compensation, SFAS No. 123(R). In the comparable fiscal 2005 period, the company reported net income of $13,444,000, or $0.47 per diluted share, on net sales of $145,616,000.
     The company shipped a record 207 million suspension assemblies during the quarter, up from 175 million in both the preceding fiscal quarter and in the fiscal 2005 first quarter. Overall average selling prices in the quarter were $0.85, compared with $0.86 in the preceding quarter and $0.82 in the fiscal 2005 first quarter. Compared with the fiscal 2005 first quarter, selling prices benefited from a richer mix of products incorporating value-added features.
     Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer, said demand for the company’s suspension assemblies was strong during its first fiscal quarter. “Overall growth in storage demand and disk drive shipments and our share positions on customer disk drive programs currently ramping to volume resulted in record quarterly volume,” said Fortun.
     “During the quarter, our production output reached more than 18 million suspension assemblies per week, which enabled us to meet substantially all customer demand in the quarter,” said Fortun. “We continue to add capacity to attain, by the end of fiscal 2006, an improved level of flexibility to accommodate increased customer demand and expected shifts in product mix. We currently believe this requires equipment capacity that exceeds suspension assembly demand by 10 to 15 percent,” said Fortun.
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2—Hutchinson Technology Reports First Quarter Results
     Gross margin in the fiscal 2006 first quarter was 21%, compared with 22% in the preceding fiscal quarter and 28% in the fiscal 2005 first quarter. Gross margin was dampened by a product mix that included more advanced products that are typically more costly to produce in the ramp up to higher volume. Compared with fiscal 2005 first quarter, depreciation, material costs and labor expenses increased as a percentage of sales as a result of inefficiencies encountered while adding new manufacturing equipment and operating at very high equipment utilization.
     The company generated $26 million in cash from operations during the quarter. Cash, cash equivalents and securities held for sale totaled $161 million at quarter end, compared with $207 million at fiscal 2005 year end.
     During the fiscal 2006 first quarter, the company had $73 million in capital expenditures. For the full 2006 fiscal year, Hutchinson Technology currently expects capital spending to total approximately $280 million. Fortun said that capital expenditures may be adjusted during the year as the company responds to changes in demand, product mix and customer adoption of new technologies.
     Fortun noted that industry analysts continue to expect disk drive shipments for calendar 2006 to grow about 14% to 427 million units. The company expects the number of suspension assemblies per disk drive to remain about flat at 2.8 per drive and, as a result, industry-wide suspension assembly demand in 2006 is expected to track the anticipated growth in disk drive shipments. “Current demand trends are favorable for the industry overall and our company in particular,” said Fortun. “Activity in our development center is at record levels as we collaborate with customers on the design of new suspensions to meet specific disk drive performance criteria.”
     For its fiscal 2006 second quarter, the company currently expects suspension assembly shipments to range from 210 to 225 million units. Overall average selling prices are expected to range from $0.86 to $0.87, resulting in fiscal 2006 second quarter net sales of $190 to $205 million. The company is expecting fiscal second quarter gross margins of 21 to 23% resulting in expected net income per diluted share for the quarter of $0.15 to $0.30.
     Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology’s BioMeasurement Division provides health professionals with simple, accurate methods to measure the oxygen in tissue.
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3—Hutchinson Technology Reports First Quarter Results
     This announcement contains forward-looking statements regarding demand for and shipments of the company’s products, equipment capacity, production capacity utilization, developing designs and prototypes for new disk drive programs, industry-wide suspension assembly demand, suspensions per disk drive, the company’s share positions on customer disk drive programs, selling prices, capital expenditures, operating performance and results of operations. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in required capacity and investment, changes in capital expenditures, changes in development center activity, changes in expected data density and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.
     The company will conduct a conference call and webcast for investors beginning at 5:00 p.m. Central Standard Time (CST) on January 18, 2006. Individual investors and news media may participate in the conference call via the live webcast. The webcast will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com. Webcast participants will need to complete a brief registration form and should allot extra time before the webcast begins to register and, if necessary, download and install audio software. A replay of the call will be available beginning at approximately 8:00 p.m. CST on January 18 until midnight on January 20. To access the replay, dial 800-405-2236 and enter 11050338# at the reservation number prompt.
Hutchinson Technology Incorporated
(Nasdaq/NMS: HTCH)

	First Quarter Ended
	Dec. 25, 2005	Dec. 26, 2004
Net sales	$184,627,000	$145,616,000
Gross profit	$39,667,000	$40,950,000
Income from operations	$4,407,000	$14,525,000
Net income	$6,046,000	$13,444,000
Net income per common share:
Basic	$0.24	$0.54
Diluted	$0.22	$0.47
Weighted average common and common equivalent shares outstanding:
Basic	25,535,000	24,757,000
Diluted	30,798,000	30,345,000

	At Dec. 25, 2005	At Sept. 25, 2005
Total assets	$816,246,000	$799,538,000
Cash and cash equivalents	$21,816,000	$33,733,000
Securities available for sale	$139,061,000	$172,778,000
Total shareholders’ investment	$562,085,000	$552,539,000
(Financial statements follow)

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations — Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 25,	December 26,
	2005	2004
Net sales	$184,627	$145,616

Cost of sales	144,960	104,666

Gross profit	39,667	40,950

Research and development expenses	12,747	7,616

Selling, general and administrative expenses	22,513	18,809

Income from operations	4,407	14,525

Interest expense	(501)	(654)

Interest Income	2,065	1,222

Other income, net	1,252	1,228

Income before income taxes	7,223	16,321

Provision (benefit) for income taxes	1,177	2,877

Net income	$6,046	$13,444

Basic earnings per share	$0.24	$0.54

Diluted earnings per share	$0.22	$0.47

Weighted average common shares outstanding	25,535	24,757

Weighted average common and diluted shares outstanding	30,798	30,345

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets — Unaudited
(In thousands, except shares data)

	December 25,	September 25,
ASSETS	2005	2005

Current assets:
Cash and cash equivalents	$21,816	$33,733
Securities available for sale	139,061	172,778
Trade receivables, net	104,464	85,019
Other receivables	9,909	11,181
Inventories	57,691	54,780
Deferred tax assets	6,676	7,206
Prepaid taxes and other	7,186	5,430

Total current assets	346,803	370,127
Property, plant and equipment, net	392,856	350,520
Deferred tax assets	61,184	61,078
Other assets	15,403	17,813

	$816,246	$799,538

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current liabilities:
Current portion of long-term debt	$1,187	$—
Accounts payable	57,650	56,128
Accrued expenses	14,026	13,238
Accrued compensation	22,521	24,873

Total current liabilities	95,384	94,239
Convertible subordinated notes	150,000	150,000
Long-term debt, net of current portion	6,239	—
Other long-term liabilities	2,538	2,760
Shareholders’ investment:
Common stock $.01 par value, 100,000,000 shares authorized, 25,576,000 and 25,450,000 issued and outstanding	256	254
Additional paid-in capital	394,146	390,680
Accumulated other comprehensive income	(680)	(712)
Accumulated earnings	168,363	162,317

Total shareholders’ investment	562,085	552,539

	$816,246	$799,538

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows — Unaudited
(Dollars in thousands)

	Thirteen Weeks Ended
	December 25,	December 26,
	2005	2004
Operating activities:
Net income	$6,046	$13,444
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	27,526	12,644
Stock-based compensation	1,140	—
Provision (benefit) for deferred taxes	405	5,637
(Gain) loss on disposal of assets	61	(17)
Changes in operating assets and liabilities	(9,365)	(19,937)

Cash provided by (used for) operating activities	25,813	11,771

Investing activities:
Capital expenditures	(73,397)	(26,759)
Purchases of marketable securities	(148,583)	(1,920)
Sales of marketable securities	182,351	29,495

Cash provided by (used for) investing activities	(39,629)	816

Financing activities:
Repayments of long-term debt	(429)	—
Net proceeds from issuance of common stock	2,328	11,158

Cash provided by (used for) financing activities	1,899	11,158

Net increase (decrease) in cash and cash equivalents	(11,917)	23,745

Cash and cash equivalents at beginning of period	33,733	33,704

Cash and cash equivalents at end of period	$21,816	$57,449

Hutchinson Technology Incorporated
Earnings Per Share Calculation — Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 25,	December 26,
	2005	2004
Net income (A)	$6,046	$13,444
Plus: interest expense on convertible subordinated notes	1,008	1,008
Less: additional profit sharing expense and income tax provision	(342)	(261)

Net income available to common shareholders (B)	$6,712	$14,191

Weighted average common shares outstanding (C)	25,535	24,757
Dilutive potential common shares	5,263	5,588
Weighted average common and diluted shares

outstanding (D)	30,798	30,345

Basic earnings per share [(A)/(C)]	$0.24	$0.54
Diluted earnings per share [(B)/(D)]	$0.22	$0.47